EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Quarter Ended December 26, 2020 and Acceptance for Trading on the OTCQB

CONCORD, Mass., Feb. 05, 2021 (GLOBE NEWSWIRE) -- Technical Communications Corporation (OTCQB: TCCO) today announced its results for the fiscal quarter ended December 26, 2020. For the quarter ended December 26, 2020, the Company reported a net loss of $(342,000), or $(0.19) per share, on revenue of $167,000, compared to a net loss of $(480,000), or $(0.26) per share, on revenue of $666,000 for the quarter ended December 28, 2019.

Carl H. Guild Jr., President and CEO of Technical Communications Corporation, commented, “As previously noted, the COVID-19 pandemic continues to delay several projects that are in the pipeline, and those delays continue although recently we have experienced some limited progress toward the resumption of the procurement process. TCC and our customers have implemented substantial video communications in an effort to move projects forward.  We have seen evidence that certain countries are beginning to loosen restrictions, and TCC is preparing to increase its business development efforts as soon as it is allowed and safe.

Assisting these efforts is the $474,000 loan TCC received under the U.S. Small Business Administration’s Paycheck Protection Program on February 1, 2021. The entire TCC team is committed to doing what is necessary to stay prepared for an expected business upturn in fiscal 2021.”

The Company also announced that shares of its common stock were approved for trading on the OTCQB® Venture Market ("OTCQB"). The shares will continue to trade under the symbol "TCCO" and trading on the OTCQB was effective at the opening of the market on Monday, February 1, 2021.

OTCQB is a venture market operated by the OTC Markets Group, Inc. To be eligible for quotation on the OTCQB, companies must be current in their reporting and undergo an annual verification and management certification process. Companies must also meet a minimum bid price test and other financial conditions. OTCQB is recognized by the U.S. Securities and Exchange Commission as an established public market for the purpose of determining the public market price when registering securities for resale with the SEC, and it provides current public information to investors that need to analyze, value, and trade securities. Investors can find real-time quotes and market information for the company on https://www.otcmarkets.com/stock/IAIC/overview.

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in over 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein that are not purely historical constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the impact of the COVID-19 pandemic (including on customers) and governmental responses thereto; the effect of domestic and foreign political unrest; domestic and foreign government policies and economic conditions; changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 26, 2020 and the “Risk Factors” section included therein.

Technical Communications Corporation

Condensed consolidated statements of operations

	Quarter Ended
	12/26/2020 (Unaudited)	12/28/2019 (Unaudited)
Net revenue	$167,000	$666,000
Gross profit	123,000	309,000
S, G & A expense	545,000	583,000
Product development costs	392,000	205,000
Operating loss	(814,000)	(480,000)
Other income, net	472,000	-
Net loss	(342,000)	(480,000)
Net loss per share:
Basic	$(0.19)	$(0.26)
Diluted	$(0.19)	$(0.26)

Condensed consolidated balance sheets

	12/26/2020 (Unaudited)	9/26/2020 (derived from audited Financial statements)
Cash and cash equivalents	$666,000	$1,514,000
Accounts receivable - trade	148,000	134,000
Inventory	966,000	902,000
Other current assets	129,000	153,000
Total current assets	1,909,000	2,704,000

Property and equipment, net	15,000	19,000
Right-of-use asset	521,000	559,00

Total assets	$2,445,000	$3,281,000

Current operating lease liability	$154,000	$152,000
Deferred income	-	474,000
Current portion of long-term debt	1,000	-
Accounts payable	179,000	66,000
Customer deposits	227,000	162,000
Accrued expenses and other current liabilities	331,000	506,000
Total current liabilities	892,000	1,360,000

Long term operating lease liability	368,000	407,000
Notes payable	149,000	150,000

Total liabilities	1,409,000	1,917,000
Total stockholders’ equity	1,036,000	1,364,000
Total liabilities and stockholders’ equity	$2,445,000	$3,281,000

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com